UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2009

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On November 16, 2009, OptimumBank Holdings, Inc. issued a press release announcing revised results of operations and financial condition for the three months and six months ended June 30, 2009, and the three months and nine months ended September 30, 2009. This information represents a change from the results of operations and financial condition previously announced for those periods.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) As discussed in more detail below, OptimumBank, the Company’s wholly owned subsidiary (the “Bank”), intends to amend its call report for the quarter ended June 30, 2009, to make certain adjustments required in connection with the completion of an examination of the Bank by the Federal Deposit Insurance Corporation (the “FDIC”). As a result of the anticipated amendments to the Bank’s call reports, the Company has concluded that its previously issued consolidated financial statements for the three and six months ended June 30, 2009, as reported in the Company’s quarterly report on Form 10-Q filed on August 14, 2009, can no longer be relied upon. The Company currently intends to amend its Form 10-Q for the quarter ended June 30, 2009, on or before November 23, 2009.

As of the date of this filing and based on the Company’s initial estimates, the following changes to the previously reported financial results are anticipated:

•

The Company’s net loss after tax for the three months ended June 30, 2009, will increase from $736,000 to approximately $2.2 million. Earnings per basic share (EPBS) for the second quarter of 2009 , originally reported to be a loss of $0.22, will increase to a loss of approximately $0.66. Due to the adjustments in the second quarter of 2009 financial results, the Company’s after tax net loss for the six months ended June 30, 2009, is expected to increase from $678,000 to $2.1 million, and EPBS, originally reported at a loss of $0.21, is now projected to increase to a loss of approximately $0.64.

•

The provision for loan losses for the second quarter of 2009 will increase from $1.6 million to approximately $4.1 million. As a result of the increased provision for loan losses for the second quarter of 2009, the allowance for loan losses as of June 30, 2009 is expected to increase to approximately $3.3 million, or 2.05% of loans, compared to the originally reported amount of $1.5 million, or .93% of loans.

•

Impaired loans, net of allowance for loan losses, will increase from $7.3 million to approximately $41.8 million as of June 30, 2009. Of these impaired loans, at June 30, 2009, management expects to report that approximately $20.3 million are classified as non-accrual, an increase from the $7.4 million originally reported.

•	Net charge offs for the second quarter of 2009, will increase from $2.0 million to approximately $2.6 million.

•	Service charges and fee income for the second of quarter of 2009 will decrease by $47,000 from income of $23,000 to a loss of $24,000.

•

Loans, net of unearned income and the allowance for loan losses, will decline to approximately $157.1 million from the previously reported level of $159.3 million and total assets will decline to $283.2 million from the previously reported level of $284.0 million.

The adjustments described above would result in a decrease in total shareholders’ equity at June 30, 2009 of approximately $1.4 million to approximately $20.7 million from the previously reported amount of $22.1 million. On a preliminary basis, the Company estimates that the Bank’s leverage ratio, tier 1 risk-based capital ratio and total risk-based capital ratio will decline to approximately 9.23%, 12.81% and 14.06%, respectively, at June 30, 2009. Well capitalized banks are generally required to maintain a leverage ratio of 5%, a tier 1 risk-based capital ratio of 6% and total risk-based capital ratio of 10%.

The Company notes that the above reflect the Company’s estimates as of the date of this filing and that management, with the assistance of outside advisors, is continuing its analysis with respect to any other potential additional adjustments that may be necessary or appropriate.

Commencing after August 14, 2009, and after the date of the original filing of the Company’s Form 10-Q for the quarter ended June 30, 2009, the FDIC started its on-site examination of the Bank. At the conclusion of the on-site work by the FDIC examiners, FDIC examination personnel advised the Bank that the FDIC reclassified certain loans that had been restructured by the Company as impaired loans, resulting in additional loan charge-offs and provisions for loan losses related to the reclassified loans. In addition, the FDIC reclassified certain restructured loans as non-accrual loans and directed that the Company reverse interest income previously recognized on these loans, as well as late fee income associated with certain impaired loans. The FDIC has directed the Bank to amend its call report for the period ended June 30, 2009, to reflect these adjustments. After discussing the requested adjustments with its outside independent accountants, management recorded the additional loss reserves, charge offs, and reversal of interest income and fee income in the quarter ended June 30, 2009, and reflected the additional non-accrual and impaired loans in its financial statements as of June 30, 2009. In addition, management performed a revised net present value analysis on those restructured loans identified as impaired loans, resulting in an increase to the provision for loan losses at June 30, 2009. On November 16, 2009, management advised the Audit Committee that the Company’s previously issued second quarter 2009 consolidated financial statements would be required to be restated and should no longer be relied upon and that the Company’s Form 10-Q for the quarter ended June 30, 2009, would need to be amended. On November 16, 2009, the Audit Committee discussed the matters disclosed in this Item 4.02 with the Company’s independent accountants, and accepted management’s conclusions.

Management is in the process of re-evaluating the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting as of June 30, 2009, including the identification of any material weaknesses in the Company’s internal controls. Management has not yet reached a conclusion as to whether the Company’s disclosure controls and procedures were effective as of June 30, 2009, and does not anticipate that it will be able to do so prior to filing its amended Form 10-Q. Management intends to retain outside advisors to assist with this process and expects to complete its evaluation as promptly as possible, but in no event later than December 31, 2009. If material weaknesses are identified, the Company has directed management to promptly develop such modifications to its internal control processes and procedures as may be necessary to address the identified material weaknesses.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release Dated November 16, 2009

[Note: Exhibit 99.1 is deemed furnished and not filed except as otherwise expressly stated above]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUMBANK HOLDINGS, INC.

By:	/S/ RICHARD L. BROWDY
President and Chief Financial Officer

Date: November 16, 2009